Exhibit 99.2 MetLife Announces ~$19.2 Billion Risk Transfer Transaction and Increase to Share Repurchase Authorization May 25, 2023

Cautionary Statement on Forward-Looking Statements The forward-looking statements in this presentation, using words such as “anticipate,” “are confident,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “grow,” “guidance,” “if,” “intend,” “likely,” “long-term,” “may,” “near-term,” “ongoing,” “outlook,” “plan,” “potential,” “project,” “remain,” “should,” “target,” “to be,” “will,” and “would” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements. 2

Executing on Next Horizon strategy • Entering ~$19.2 billion risk transfer transaction with Global Atlantic Accelerate Run- Reduce Favorable off of Legacy Enterprise Risk Financial Impacts Retail Business 3

Transaction overview[1]

Transaction Scope	• Universal life, variable universal life, and universal life with secondary guarantees statutory reserves totaling $14 billion • Fixed annuity statutory reserves totaling $5.2 billion
Transaction Structure	• Reinsurance on a coinsurance and modified coinsurance basis • Significant structural protections including investment guidelines and comfort trust overcollateralization[2]
Value Received	• Ceding commission of $2.25 billion • Statutory capital release of ~$1 billion; adds ~60 Combined RBC points • Share repurchase authorization further increased to $4 billion
Financial Impact	• Expected to be accretive to adjusted earnings per share • Expected to contribute to adjusted return on equity target of 13-15% • Maintaining free cash flow target ratio of 65-75% of adjusted earnings[3] • Approximately $200 million of foregone adjusted earnings

MetLife

[1] Qualified by reference to the more complete description in the MetLife, Inc. Form 8-K dated May 25, 2023, including the news release exhibit thereto. [2] Relative to the reinsurer's coinsurance obligations under the coinsurance agreement. [3] 2-year average excluding total notable items.

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Other transaction considerations • Five-year agreement with MetLife Investment Management Investment Management • Covers ~40% of General Account Assets transferred • Continue to be responsible for administration Administration • Continue to provide customer service • Expected to close in second half of 2023 Timing • Subject to regulatory approvals 5

Appendix

Use of Non-GAAP Financial Information Any references in this presentation (except in this Use of Non-GAAP Financial Information) to: Should be read as, respectively: (i) adjusted earnings; (i) adjusted earnings available to common shareholders; (ii) adjusted earnings per share; (ii) Adjusted earnings available to common shareholders per diluted common share; (iii) adjusted return on equity, and (iii) adjusted return on MetLife, Inc’s equity, excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustments (FCTA), and (iv) free cash flow (iv) free cash flow of all holding companies In this presentation MetLife presents certain measures of its performance on a basis that are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP: Non-GAAP financial measures: Comparable GAAP financial measures: (i) adjusted earnings available to common shareholders; (i) net income (loss) available to MetLife, Inc.’s common shareholders; adjusted earnings available to common shareholders per diluted common share; net income (loss) available to MetLife, Inc.’s common shareholders per diluted (ii) (ii) common share; (iii) adjusted return on MetLife, Inc’s equity, excluding AOCI other than FCTA, and (iii) Return on equity, and (iv) free cash flow of all holding companies (iv) MetLife, Inc. (parent company only) net cash provided by (used in) operating activities More information about these measures may be found in our quarterly financial supplement and other documents, which are available on the Investor Relations portion of MetLife’s website, www.metlife.com 7